Exhibit 99.1

              Oil States Announces First Quarter 2003 Earnings

   HOUSTON, April 28 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported a net income increase of 36.3% to $13.4 million, or $0.27 per diluted share, for the quarter ended March 31, 2003 compared to net income of $9.8 million, or $0.20 per diluted share, in the first quarter of 2002.
   The Company's revenues increased by 23.2% over the first quarter of 2002 due to the rebound in North American drilling activity, continued strong deepwater development activity and contributions from acquisitions completed in the third quarter of 2002. Revenues were $185.6 million for the quarter compared to $150.6 million for the first quarter of 2002. EBITDA (defined as operating income plus depreciation and amortization expense) increased 44.9% to $26.8 million in the current quarter compared to $18.5 million for the first quarter of 2002(A). The Company's effective tax rate in the first quarter of 2003 was 29.0% compared to an effective tax rate of 22.0% in the first quarter of 2002. Capital expenditures during the quarter totaled
$5.7 million.

   BUSINESS SEGMENT RESULTS

   Well Site Services
   The Well Site Services segment generated improved results as North
American drilling activity increased by 16.7% on a year over year basis. Well Site Services' revenues and EBITDA were $78.8 million and $19.5 million, respectively, in the first quarter of 2003 compared to $66.6 million and $15.2 million, respectively, in the first quarter of 2002. Although the Canadian winter drilling season did not begin in earnest until mid-January, Canadian drilling activity in the first quarter of 2003 reached strong levels which positively impacted the Company's well site accommodations operations. The Company's land drilling and rental tool operations benefited during the quarter from the rebound in US land drilling activity. In addition, the Company's workover business experienced increased activity during the quarter. Although asset utilization generally improved in the first quarter of 2003, the Company was not able to significantly increase prices in any of its Well Site Services business lines.

   Offshore Products
   For the first quarter of 2003, Offshore Products generated $57.6 million of revenues and $7.5 million of EBITDA, compared to $32.7 million of revenues and $4.4 million of EBITDA in the first quarter of 2002. Gross margins decreased to 21.6% in the first quarter of 2003 from 25.2% in the first quarter of 2002 partially due to the Company's recognition during the quarter of a loss on one of its subsea pipeline projects. Offshore Products' backlog was $80.9 million at March 31, 2003 compared to $100.1 million at December 31, 2002 and $87.4 million at March 31, 2002.

   Tubular Services
   Tubular Services generated $49.2 million of revenues and $1.1 million of EBITDA in the first quarter of 2003 compared to $51.3 million of revenues and $0.1 million of EBITDA in the first quarter of 2002. The average US rig count increased 10.2% to 897 rigs in the first quarter of 2003 compared to 814 average rigs running in the first quarter of 2002. With the rising US drilling activity, Tubular Services' OCTG shipments increased approximately 12% to 57,000 tons in the first quarter of 2003 compared to 51,000 tons in the first quarter of 2002. However, the Company's revenues per ton decreased by approximately 17% due to product mix and lower market prices. As a result, Tubular Services revenues declined year-over-year by 4.1%. Gross margin for the first quarter of 2003 was 5.9% versus 4.3% in the first quarter of 2002. The increase in gross margin was a result of positive mix of customer orders. OCTG inventory at March 31, 2003 was $65.1 million compared to $37.6 million at March 31, 2002 and $60.4 million at December 31, 2002. As of March 31, 2003, approximately 64% of Oil States' OCTG inventory was committed to customer orders.
   "North American land drilling activity improved in the first quarter of 2003," stated Douglas E. Swanson, Oil States' President and Chief Executive Officer. "We benefited from stronger results in our Well Site Services and Tubular Services segments as North American drilling activity rebounded while our Offshore Products segment continued to produce strong operating and financial results. Looking forward, we will be impacted by the normal, seasonal decline in drilling activity in Canada in the second quarter. We expect our US drilling-related businesses to continue to benefit from the strengthening US rig count and for our Offshore Products segment to continue to perform well given our backlog."
   Oil States International, Inc. is a diversified solutions provider for the oil and gas industry. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution, hydraulic workover services and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.
   Please visit Oil States International's website at www.oilstatesintl.com . The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2002 filed by Oil States with the SEC on March 13, 2003.

   (A) The term EBITDA consists of operating income plus depreciation and amortization expense. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.


                        Oil States International, Inc.
                      Quarterly Statements of Operations
                   (in thousands, except per share amounts)
                                  (unaudited)

                                                Three Months Ended March 31,
                                                   2003              2002

    Revenue                                      $185,577          $150,600
    Costs and expenses:
      Cost of sales                               144,968           120,153
      Selling, general and administrative          13,753            12,228
      Depreciation and amortization                 6,458             5,308
      Other expense / (income)                         52              (283)
    Operating income                               20,346            13,194

    Interest income                                    70               108
    Interest expense                               (1,691)           (1,047)
    Other income                                      107               314
      Income before income taxes and
       minority interests                          18,832            12,569
    Income tax expense                             (5,461)           (2,766)
    Minority interests, net of taxes                   (2)                5
      Net income applicable to common stock       $13,369            $9,808

    Net income per common share
      Basic                                         $0.28             $0.20
      Diluted                                       $0.27             $0.20

    Average shares outstanding
      Basic                                        48,463            48,233
      Diluted                                      49,099            48,637

    Segment Data:
    Revenues
      Well Site Services                          $78,838           $66,593
      Offshore Products                            57,588            32,737
      Tubular Services                             49,151            51,270
    Total Revenues                               $185,577          $150,600

    EBITDA
      Well Site Services                          $19,533           $15,227
      Offshore Products                             7,460             4,361
      Tubular Services                              1,118               117
      Corporate / Other                            (1,307)           (1,203)
    Total EBITDA                                  $26,804           $18,502

    Operating Income / (Loss)
      Well Site Services                          $15,080           $11,420
      Offshore Products                             5,627             3,016
      Tubular Services                                959               (27)
      Corporate / Other                            (1,320)           (1,215)
    Total Operating Income                        $20,346           $13,194


                         Oil States International, Inc.
                          Consolidated Balance Sheets
                                 (in thousands)
                                  (unaudited)

                                                Mar. 31, 2003   Dec. 31, 2002
    Assets
       Current Assets
          Cash                                       $6,611          $11,118
          Accounts receivable                       138,012          116,875
          Inventory                                 121,993          118,338
          Prepaid and other current assets            9,033            9,475
             Total current assets                   275,649          255,806
       Property, plant and equipment, net           168,629          167,146
       Goodwill                                     214,297          213,051
       Other long term assets                         9,209            8,213

    Total assets                                   $667,784         $644,216

    Liabilities and Stockholders' Equity
       Current Liabilities
          Accounts payable and accrued liabilities  $85,857          $84,049
          Income taxes payable                        4,072            1,229
          Current portion of long term debt             866              913
          Deferred Revenue                            9,602            8,949
          Other current liabilities                   1,329            1,402
             Total current liabilities              101,726           96,542
       Long term debt                               133,234          133,292
       Deferred income taxes                         18,881           18,303
       Postretirement healthcare and other benefits   5,268            5,280
       Other liabilities                              4,019            3,220
             Total liabilities                      263,128          256,637

       Stockholders' equity
          Common stock                                  486              485
          Additional paid-in capital                327,889          327,801
          Retained earnings                          77,755           64,386
          Cumulative translation adjustment          (1,243)          (4,921)
          Treasury Stock                               (231)            (172)
             Total stockholders' equity             404,656          387,579
    Total liabilities and stockholders' equity     $667,784         $644,216


                        Oil States International, Inc.
                     Additional Segment and Operating Data
                                  (unaudited)

                                                 Three Months Ended March 31,
                                                    2003              2002

    Additional Well Site Services
     Financial Data ($ in thousands)
      Revenues
        Accommodations                            $51,285           $46,079
        Hydraulic Workover Services                 9,211             7,594
        Rental Tools                               10,781             7,648
        Land Drilling                               7,561             5,272
      Total Revenues                              $78,838           $66,593

      EBITDA
        Accommodations                            $12,720           $11,731
        Hydraulic Workover Services                 2,412               813
        Rental Tools                                2,813             1,772
        Land Drilling                               1,588               911
      Total EBITDA                                $19,533           $15,227

      Operating Income
        Accommodations                            $11,120           $10,144
        Hydraulic Workover Services                 1,573                51
        Rental Tools                                1,461               777
        Land Drilling                                 926               448
      Total Operating Income                      $15,080           $11,420

    Well Site Services Supplemental
     Operating Data
      Accommodations Operating
       Statistics
        Average Mandays Served                      6,951             5,892
        Average Camps Rented
          Canadian Side-by-Side Camps                  54                50
          US Offshore Steel Buildings
           (10 foot wide)                              82                88

      Hydraulic Workover Services
       Operating Statistics
        Average Units Available                        27                27
        Utilization                                  32.7%             27.4%
        Average Day Rate ($ in thousands per day)   $10.2             $11.4
        Average Daily Cash Margin ($ in thousands
         per day)                                    $3.8              $3.1

      Land Drilling Operating Statistics
        Average Rigs Available                         15                12
        Utilization                                  80.7%             71.5%
        Implied Day Rate ($ in thousands per day)    $6.9              $6.8
        Implied Daily Cash Margin ($ in
         thousands per day)                          $1.6              $1.4

    Offshore Products Backlog ($ in millions)       $80.9             $87.4

    Tubular Services Operating Data
      Shipments (Tons in thousands)                    57                51
      Quarter end Inventory ($ in thousands)      $65,057           $37,620